Exhibit 99
FOR IMMEDIATE RELEASE Contacts: Ewen Cameron, President & CEO ecameron@teltronics.com 941.753.5000
IDEAS THAT COMMUNICATE 941-753-5000 941-751-7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

Teltronics Announces $1.6 Million Net Income for 2006
2006 marks the third consecutive profitable year for Teltronics

SARASOTA, Fla., April 19, 2007 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the year ended December 31, 2006. Revenues for 2006 were $46.9 million as compared to $46.1 million reported in 2005. The Company reported net income of $1.6 million in 2006 compared to $800,000 in 2005 (excluding one-time gains of $4.6 million and a write down of impaired assets of $1.6 million). As a result of the net gains in 2005, the net income available to common shareholders for 2006 decreased to $954,000 from $3.2 million for 2005 and the Company’s diluted net income per share for 2006 was $0.10 as compared to a diluted net income per share of $0.36 for 2005.

Gross profit margin increased from 41.6% for 2005 to 42.3% for 2006. The Company’s operating expenses for 2006 decreased $361,000 from 2005, excluding $1.6 million impairment charge, due primarily to continued realization of the Company’s cost reduction program.

“I am pleased for the third year in a row to report a net profit for Teltronics. In 2006, we increased our operating profit by 50% to $3.0 million from $2.0 million excluding the one time charge for the impairment of assets in 2005,” said Ewen Cameron, Teltronics’ President and Chief Executive Officer. In addition, 2006 was the fifth consecutive year that we were able to increase our gross profit margin and reduce operating costs. In 2007, our focus will be on building revenue while continuing to control gross margins and operating costs. The launch of the CERATO™ family of communication products will play a key role in accomplishing our 2007 goals,” Cameron concluded.

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About Teltronics:

Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses and government facilities. Teltronics’ Enhanced 911 solutions provide lifesaving information to public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions.  Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found on their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import.  Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- See Tables Below --

TELTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS

	December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$794	$1,150
Accounts receivable, net	8,512	6,568
Inventories, net	5,227	6,388
Prepaid expenses and other current assets	543	953
Total current assets	15,076	15,059
Property and equipment, net	809	967
Goodwill	241	241
Other assets, net	566	713
Total assets	$16,692	$16,980

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Line of credit	$5,394	$5,112
Current portion of long-term debt and capital lease obligations	834	855
Accounts payable	4,040	5,630
Accrued expenses and other current liabilities	2,748	2,338
Deferred revenue	1,262	1,450
Total current liabilities	14,278	15,385
Long-term liabilities:
Deferred dividends	1,500	1,100
Long-term debt, net of current portion	2,366	3,081
Total long-term liabilities	3,866	4,181
Commitments and contingencies Shareholders' deficiency:
Common stock, $.001 par value, 40,000,000 shares authorized, 8,639,539 and 8,636,539 issued and outstanding at December 31, 2006 and 2005, respectively	9	9
Non-voting common stock, $.001 par value, 5,000,000 shares authorized, zero shares issued and outstanding	---	---
Preferred Series A stock, $.001 par value, 100,000 shares authorized, 100,000 shares issued and outstanding	---	---
Preferred Series B Convertible stock, $.001 par value, 25,000 shares authorized, 12,625 shares issued and outstanding	---	---
Preferred Series C Convertible stock, $.001 par value, 50,000 shares authorized, 40,000 shares issued and outstanding	---	---
Additional paid-in capital	24,707	24,658
Other comprehensive income (loss)	55	(76)
Accumulated deficit	(26,223)	(27,177)
Total shareholders' deficiency	(1,452)	(2,586)
Total liabilities and shareholders' deficiency	$16,692	$16,980

TELTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Years Ended December 31,
	2006	2005	2004

Net sales
Product sales and installation	$33,219	$33,172	$35,043
Maintenance and service	13,644	12,924	11,002
	46,863	46,096	46,045
Cost of goods sold	27,031	26,911	27,773
Gross profit	19,832	19,185	18,272
Operating expenses:
General and administrative	5,247	5,269	5,326
Sales and marketing	7,426	7,378	7,799
Research and development	3,816	3,979	3,114
Depreciation and amortization	310	534	1,081
Impairment of fixed assets	---	1,583	---
	16,799	18,743	17,320
Income from operations	3,033	442	952

Other income (expense):
Interest	(1,427)	(1,273)	(1,640)
Non-operating gains	39	4,689	1,234
	(1,388)	3,416	(406)
Income before income taxes	1,645	3,858	546
Income taxes	38	42	7

Net income	1,607	3,816	539

Dividends on Preferred Series B and C Convertible stock	653	648	624
Net income (loss) available to common Shareholders	$954	$3,168	$(85)

Net income (loss) per share:
Basic	$0.11	$0.39	$(0.01)
Diluted	$0.10	$0.36	$(0.01)

Weighted average shares outstanding:
Basic	8,637,246	8,041,323	7,838,715
Diluted	9,280,289	10,540,391	7,838,715